Exhibit 99

                                                     XL Capital Ltd
                                                     XL House
                                                     One Bermudiana Roand
                                                     Hamilton HM 11
                                                     Bermuda

                                                     Phone: (441) 292-8515
                                                     Fax:   (441) 292-5280

NEWS RELEASE



IMMEDIATE



Contact:          Gavin R. Arton                     Roger R. Scotton

                  Investor Relations                 Media Relations

                  441-294-7104                       441-294-7165



                          XL CAPITAL PRICES ZERO-COUPON
                             CONVERTIBLE DEBENTURES


     HAMILTON, Bermuda (May 18, 2001) - XL Capital Ltd ("XL") (NYSE: XL) announced today that it has priced its 20-year, zero-coupon convertible senior debentures due 2021 which are being issued in a private offering that will result in net proceeds of approximately $500 million. The debentures will be convertible into XL ordinary shares at an initial conversion price of $99.81 and will carry a 2.625% yield to maturity. The initial purchasers will have an option to purchase up to an additional $100 million of debentures to cover over-allotments.

     XL expects to use the net proceeds of the offering for general corporate purposes, which may include acquisitions, including without limitation, the announced acquisition of Winterthur International from Winterthur Swiss Insurance Company, a


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subsidiary of the Credit Suisse Group, and the repurchase of outstanding ordinary shares. Any such repurchase will be determined based upon prevailing market conditions.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the convertible debentures, nor will there be any sale of the convertible debentures in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The convertible debentures are being issued in reliance on the exemption from the registration requirements provided by Rule 144A. The convertible debentures and the underlying ordinary shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

     XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. As at March 31, 2001, XL had consolidated assets of approximately $17.6 billion and consolidated shareholders' equity of approximately $5.7 billion. More information about XL is available on www.xlcapital.com.



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     This press release may contain forward-looking statements which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in XL's most recent report on Form 10-K and XL's other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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